UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 23, 2008

SENECA-CAYUGA BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Federal	000-52111	16-160243
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

19 Cayuga Street, Seneca Falls, New York	13148
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (315) 568-5855

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Seneca-Cayuga Bancorp, Inc. (the “Company”) announced today a significant decline in the value of its shares in the AMF Ultra Short Mortgage Fund (the “Fund”). In particular, the Company indicated that the value of its 186,266 shares in the Fund had declined in price from $9.53 at March 31, 2008 to $9.18 at May 22, 2008, an aggregate of $65,200. Because the Fund is held in the Company’s trading portfolio, declines in its value are recognized as trading losses on its income statement and thus have a direct adverse impact on the Company’s results of operation. As a result, the Company currently anticipates that the decline in the value of the Fund will have an adverse effect on its results of operations for the three months ended June 30, 2008.

The Company’s ability to reduce its investment in the Fund is limited by the Fund’s redemption policy. In particular, the Fund limits cash redemptions to $250,000 every 90 days with any excess redemptions paid by transferring underlying assets held by the Fund. The Company has requested a $250,000 cash redemption and currently expects, subject to market conditions, to request further cash redemptions during the remainder of the year.

This report contains certain forwarding-looking statements about the Company’s securities activities. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They also include words such as “believe,” “expect,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may”. Certain factors could cause actual results to differ materially from expected results including changes in the general economic conditions including interest rates, legislative and regulatory changes, changes in the Company’s business operations and the results thereof and changes in the securities markets. Seneca-Cayuga Bancorp, Inc. does not intend to update this Report and expressly disclaims any obligation to do so.

Item 9.01 – Financial Statements and Exhibits

(a)	Financial statements of businesses acquired. None.

(b)	Pro forma financial information. None.

(c)	Shell company transactions. None.

(d)	Exhibits. None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SENECA-CAYUGA BANCORP, INC.

DATE: May 23, 2008	By:	/s/ Menzo D. Case
Menzo D. Case
President